Exhibit 99.1

Wednesday, July 20, 2022

Company Press Release

Source: Salisbury Bancorp, Inc.

Salisbury Contact: Richard J. Cantele, Jr., President and Chief Executive Officer

860-435-9801 or rcantele@salisburybank.com

FOR IMMEDIATE RELEASE

SALISBURY BANCORP, INC. REPORTS RESULTS FOR SECOND QUARTER 2022; DECLARES 16 CENT DIVIDEND

•	Second Quarter 2022 Net Income of $0.67 per Basic Common Share Adjusted to Reflect Two-For-One Forward Stock Split Effective on June 30, 2022
•	Record Loan Growth of $81 million, or 7.6%, in Second Quarter 2022 [1]
•	Non-performing Assets were 0.28% of Total Assets at June 30, 2022
•	Common Equity Tier 1 and Total Capital Ratios of 12.1% and 13.3%, Respectively

Lakeville, Connecticut, July 20, 2022 /GlobeNewswire…..Salisbury Bancorp, Inc. (“Salisbury”), (NASDAQ Capital Market: “SAL”), the holding company for Salisbury Bank and Trust Company (the “Bank”), announced results for its second quarter ended June 30, 2022.

Net income available to common shareholders was $3.8 million, or $0.67 per basic common share, for the second quarter ended June 30, 2022 (second quarter 2022), compared with $3.5 million, or $0.62 per basic common share, for the first quarter ended March 31, 2022 (first quarter 2022), and $4.3 million, or $0.76 per basic common share, for the second quarter ended June 30, 2021 (second quarter 2021). All share and per share data for all periods presented in this release have been adjusted to reflect the two-for-one forward stock split, which was effective on June 30, 2022.

Salisbury’s President and Chief Executive Officer, Richard J. Cantele, Jr., stated, “In the second quarter we successfully executed certain aspects of our strategic plan. First, we reported strong earnings and record quarterly loan growth while maintaining our rigorous underwriting standards. Second, on June 30, 2022 we effected a two-for-one forward stock split of our common shares, which enhanced the liquidity and marketability of our common shares without diluting the holdings of our existing shareholders. As we head into the second half of 2022, our commercial loan pipeline remains robust and we are cautiously optimistic that the business environment will remain favorable despite the macro-economic headwinds of high inflation and rising interest rates. We remain diligently focused on executing our strategic plan and enhancing the Bank’s profitability while continuing to provide outstanding customer service.”

Net Interest and Dividend Income

Tax equivalent net interest income of $11.1 million for the second quarter 2022 increased $577 thousand, or 5.5%, versus first quarter 2022, and increased $1.3 million, or 13.6%, versus second quarter 2021. Tax equivalent interest income of $11.9 million for second quarter 2022 increased $622 thousand, or 5.5%, versus first quarter 2022 and increased $1.1 million, or 10.4%, from second quarter 2021. The cost of interest-bearing liabilities of $857 thousand for second quarter 2022 increased $45 thousand, or 5.5%, from first quarter 2022 and decreased $200 thousand, or 18.9%, from second quarter 2021. Interest expense for second quarter 2021 included approximately $180 thousand for interest and the amortization of issuance costs on subordinated debt, which Salisbury issued in 2015 and fully redeemed on May 28, 2021.

Average earning assets of $1.4 billion for second quarter 2022 declined $19.3 million, or 1.4%, from first quarter 2022, and increased $20.3 million, or 1.5%, versus second quarter 2021. Average earning assets for second quarter 2022 included average PPP loan balances of $8.8 million, net of deferred fees, compared with $18.7 million and $80.4 million in first quarter 2022 and second quarter 2021, respectively. Average total interest bearing liabilities of $943 million for second quarter 2022 decreased $14.3 million, or 1.5%, from first quarter 2022 and decreased $15.6 million, or 1.6%, versus second quarter 2021.

The tax equivalent net interest margin for second quarter 2022 was 3.15% compared with 2.95% for first quarter 2022 and 2.82% for second quarter 2021. Excluding PPP loans, the tax equivalent net interest margin for second quarter 2022 was 3.10% compared with 2.86% for first quarter 2022 and 2.76% for second quarter 2021. See SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income on page 9 of this release for additional details.

Non-Interest Income

Non-interest income of $3.3 million for second quarter 2022 increased $203 thousand versus first quarter 2022 and increased $326 thousand versus second quarter 2021.

Trust and Wealth Advisory fees of $1.3 million for second quarter 2022 increased slightly from first quarter 2022 and second quarter 2021. Assets under administration were $1.3 billion at June 30, 2022 compared with $1.1 billion at December 31, 2021 and $970.3 million at June 30, 2021. Discretionary assets under administration of $546.5 million at June 30, 2022 compared with $657.8 million at December 31, 2021 and $614.3 million at June 30, 2021. The decline from the comparative quarters primarily reflected lower market valuations. Non-discretionary assets under administration of $714.7 million at June 30, 2022 increased from $425.4 million at December 31, 2021 and increased from $356.0 million at June 30, 2021. The increase in non-discretionary assets from the comparative quarters primarily reflected a higher valuation of certain partnership assets for an existing client relationship. The trust and wealth business records only a nominal annual fee on this relationship.

____________________________

[1] Excludes loans granted under the Paycheck Protection Program (“PPP”) by the Small Business Administration.

Service charges and fees of $1.7 million for second quarter 2022 increased $585 thousand versus first quarter 2022 and increased $349 thousand versus second quarter 2021. Second quarter 2022 and second quarter 2021 included non-recurring loan pre-payment fees of $425 thousand and $268 thousand, respectively. Deposit fees for second quarter 2022 also increased $126 thousand compared to the prior year second quarter. Net fees from mortgage banking activities decreased $278 thousand compared with first quarter 2022 and decreased $119 thousand from second quarter 2021 primarily due to a lower volume of sales of residential mortgage loans to the FHLB Boston. First quarter 2022 also included a pre-tax gain of $239 thousand on the sale of $3.8 million of commercial and residential loans.

Non-interest income for second quarter 2022 included a non-recurring non-taxable gain of $89 thousand related to proceeds receivable from a bank-owned life insurance policy (“BOLI”) due to the death of a former covered employee. Non-interest income for second quarter 2022 included a pre-tax loss of $45 thousand on the sale of available-for-sale securities (“AFS”) compared with a pre-tax gain of $210 thousand in first quarter 2022.

Non-Interest Expense

Non-interest expense of $8.5 million for second quarter 2022 decreased $121 thousand versus first quarter 2022 and increased $446 thousand versus second quarter 2021. Non-interest expense for first quarter 2022 included two isolated instances of debit card and check cashing fraud-related losses aggregating $251 thousand. During second quarter 2022, Salisbury recovered approximately $50 thousand of this aggregate loss through an insurance claim. Compensation expense of $4.9 million for second quarter 2022 increased $189 thousand from first quarter 2022 and increased $186 thousand versus second quarter 2021. The increase in compensation expense from first quarter 2022 primarily reflected higher salary and benefits expense, partially offset by lower payroll taxes and higher deferred loan origination expense. The increase in compensation expense from second quarter 2021 primarily reflected higher salary expense, partially offset by lower benefits expense.

Excluding compensation, other non-interest expenses for second quarter 2022 decreased $312 thousand from first quarter 2022 and increased $260 thousand from second quarter 2021. The decrease from the prior quarter primarily reflected the fraud losses reported in first quarter 2022 as well as lower utility costs and software maintenance expense in second quarter 2022, which were partially offset by higher Director fees and higher marketing expenses. The increase from second quarter 2021 primarily reflected higher professional fees, marketing expenses and FDIC insurance.

The effective income tax rates for second quarter 2022, first quarter 2022 and second quarter 2021 were 15.3%, 18.6% and 21.2%, respectively. The tax provision for second quarter 2022 included a non-recurring credit of $63 thousand to adjust for an over statement of the Bank’s 2021 tax liability to New York state. The lower tax rate in second quarter 2022 also reflected a higher mix of tax-exempt income from municipal bonds and tax advantaged loans as well as the BOLI proceeds receivable noted above.

Loans

Gross loans receivable of $1.1 billion increased $70.3 million, or 6.5%, from first quarter 2022, and increased $104.4 million, or 10.0%, from second quarter 2021. Loan balances at June 30, 2022 were also reduced by the payoff of two commercial real estate loans during the quarter, which aggregated $11.2 million. Excluding PPP loans, gross loans receivable increased a record $81.1 million, or 7.6%, from first quarter 2022 and $163.4 million, or 16.6%, from second quarter 2021. Residential 5+ multifamily gross loans receivable at June 30, 2022 included a loan for $16.0 million, which was reported in the commercial real estate category in first quarter 2022 and second quarter 2021 while the project was under construction. The gross balance of this loan was $12.0 million at March 31, 2022 and $11.2 million at June 30, 2021, respectively. Approximately $2.0 million of residential loans were sold to FHLB Boston in second quarter 2022 compared with $5.5 million during first quarter 2022 and $7.1 million in second quarter 2021. The ratio of gross loans to deposits for second quarter 2022 was 87.3% compared with 83.6% for first quarter 2022 and 84.1% for second quarter 2021. Balances by loan type for the comparative periods were as follows:

Loan Type	Q2 2022	Q1 2022	Q2 2021
Residential Real Estate (1-4 Family)	$444,698	$425,301	$391,165
Residential 5+ Multifamily	69,272	53,376	36,972
Commercial Real Estate	387,787	376,088	354,629
Commercial & Industrial ex PPP Loans	189,086	163,832	156,849
PPP Loans	2,894	13,666	61,908
Commercial & Industrial – Total	191,980	177,498	218,757
Farm Land	3,668	2,778	3,529
Vacant Land	15,397	14,710	13,006
Municipal	17,486	14,263	18,341
Consumer	18,155	14,356	9,543
Deferred Costs/(Fees)	1,018	761	(889)
Gross Loans Receivable	$1,149,461	$1,079,131	$1,045,053
Gross Loans Receivable ex PPP	$1,146,567	$1,065,465	$983,145

Asset Quality

Asset quality remained strong in second quarter 2022. Non-performing assets of $4.2 million, or 0.28% of total assets at June 30, 2022, were essentially unchanged from December 31, 2021, and decreased $1.3 million from $5.5 million, or 0.39% of total assets, at June 30, 2021. Non-performing assets at June 30, 2022 included a residential real estate loan of approximately $1.5 million on a property that has been listed for sale. There is a signed purchase and sale agreement on this property and the sale is expected to close in third quarter 2022.

The amount of total impaired and potential problem loans decreased during the quarter to $13.9 million or 1.21% of gross loans receivable at June 30, 2022 compared to $32.8 million, or 3.04% of gross loans receivable at December 31, 2021 and $47.1 million, or 4.50% of gross loans receivable at June 30, 2021. The decrease in the balance from the comparative quarters primarily reflected management’s upgrade of the internal risk rating on certain hospitality related loans, which were previously downgraded due to concerns over COVID-19. These businesses have demonstrated a return to pre-pandemic levels of activity and liquidity.

Accruing loans receivable 30-to-89 days past due decreased $0.3 million during second quarter 2022 to $1.0 million, or 0.09% of gross loans receivable, from $1.3 million, or 0.12% of gross loans receivable at December 31, 2021, and decreased $0.4 million from $1.4 million, or 0.13% of gross loans receivable at June 30, 2021.

The allowance for loan losses for second quarter 2022 was $13.7 million compared with $12.9 million for first quarter 2022 and $12.7 million for second quarter 2021.The provision expense was $1.1 million for second quarter 2022 compared with a provision expense of $363 thousand for first quarter 2022 and a net release of credit reserves of $1.1 million for the second quarter 2021. The provision expense for second quarter 2022 reflected the record quarterly loan growth and adjustments to qualitative factors due to the uncertain macro-economic environment. The provision expense for second quarter 2022 also reflected a release of credit reserves due to management’s upgrade of the internal risk rating on certain loans related to the hospitality industry. Net loan charge-offs (recoveries) were $312 thousand for the second quarter 2022 compared with $410 thousand for first quarter 2022 and $103 thousand for the second quarter 2021. Net charge-offs for second quarter 2022 primarily related to a discrete commercial loan.

Reserve coverage, as measured by the ratio of the allowance for loan losses to gross loans, excluding PPP loans, was 1.20% for the second quarter 2022 versus 1.21% for the first quarter 2022 and 1.29% for the second quarter 2021. Similarly, reserve coverage, as measured by the ratio of the allowance for loan losses to non-performing loans was 324% for the second quarter 2022 versus 467% for first quarter 2022 and 229% for second quarter 2021.

Salisbury endeavors to work constructively to resolve its non-performing loan issues with customers. Substantially all non-performing loans are collateralized with real estate and the repayment of such loans is largely dependent on the return of such loans to performing status or the liquidation of the underlying real estate collateral.

Deposits and Borrowings

Deposits of $1.3 billion at June 30, 2022 decreased $19.7 million, or 1.5%, from December 31, 2021 and increased $73.2 million, or 5.9%, from June 30, 2021. At June 30, 2022, Salisbury had outstanding brokered deposits of $35.0 million compared with balances of $7.9 million at December 31, 2021 and June 30, 2021, respectively. Average total deposits for the second quarter 2022 were $1.3 billion compared with $1.3 billion for the first quarter 2022 and $1.3 billion for the second quarter 2021. Average total deposits for the second quarter 2022 included average brokered deposits of $18.0 million compared with $7.5 million for first quarter 2022 and $15.4 million for second quarter 2021.

Salisbury did not have any outstanding advances from FHLBB at June 30, 2022 compared with $7.7 million and $10.2 million at December 31, 2021 and June 30, 2021, respectively. Salisbury’s excess borrowing capacity at FHLBB was approximately $253 million at June 30, 2022.

Capital

Shareholders’ equity decreased $2.8 million in second quarter to $127.3 million at June 30, 2022 as unrealized losses in the available-for-sale securities (“AFS”) portfolio of $6.1 million and common stock dividends paid of $0.9 million were partially offset by net income of $3.8 million and other activity of $0.4 million. The unrealized losses in the AFS portfolio, which reflected the continued increase in market interest rates during second quarter 2022, reduced both book value and tangible book value at June 30, 2022. Book value per common share of $22.01 at June 30, 2022 decreased $0.55 from first quarter 2022 and decreased $1.00 from second quarter 2021. Tangible book value per common share of $19.57 at June 30, 2022 decreased $0.53 from first quarter 2022 and decreased $0.93 from second quarter 2021.

The Bank’s regulatory capital ratios remain in compliance with regulatory “well capitalized” requirements. At June 30, 2022, the Bank’s Tier 1 leverage, total risk-based capital, and common equity tier 1 capital ratios were 10.04%, 13.28%, and 12.13%, respectively, compared with regulatory “well capitalized” minimums of 5.00%, 10.00%, and 6.5%, respectively. The unrealized losses in the AFS portfolio noted above do not affect the Bank’s regulatory capital ratios.

During second quarter 2022, Salisbury did not repurchase any of its outstanding common stock pursuant to its stock repurchase program established in March 2021.

Dividend on Common Shares

On July 20, 2022, the Board of Directors of Salisbury approved a quarterly cash dividend of $0.16 per common share that will be paid on August 26, 2022 to shareholders of record as of August 12, 2022.

Background

Salisbury Bancorp, Inc. is the parent company of Salisbury Bank and Trust Company, a Connecticut chartered commercial bank serving the communities of northwestern Connecticut and proximate communities in New York and Massachusetts, since 1848, through full service branches in Canaan, Lakeville, Salisbury and Sharon, Connecticut; Great Barrington, South Egremont and Sheffield, Massachusetts; and Dover Plains, Fishkill, Millerton, Newburgh, New Paltz, Poughkeepsie, and Red Oaks Mill, New York. The Bank offers a broad spectrum of consumer and business banking products and services, as well as trust and wealth advisory services. For more information, please visit www.salisburybank.com.

Forward-Looking Statements

This news release may contain statements relating to Salisbury’s and the Bank’s future results that are considered “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on the beliefs and expectations of management as well as the assumptions and estimates made by management using information currently available to management. Since these statements reflect the views of management concerning future events, these statements involve risks, uncertainties and assumptions, including among others: changes in market interest rates and general and regional economic conditions; changes in laws and regulations; changes in accounting principles; and the quality or composition of the loan and investment portfolios, technological changes and cybersecurity matters, and other factors that may be described in Salisbury’s quarterly reports on Form 10-Q and its annual report on Form 10-K, which are available at the Securities and Exchange Commission’s website (www.sec.gov) and to which reference is hereby made. Forward-looking statements made by Salisbury in this news release speak only as of the date they are made. Events or other facts that could cause Salisbury’s actual results to differ may arise from time to time and Salisbury cannot predict all such events and factors. Salisbury undertakes no obligation to publicly update any forward-looking statement unless as may be required by law.

Investor presentation slides, which include a review of financial results and trends through the period ended June 30, 2022, are available in the Shareholder Relations section of Salisbury’s website at salisburybank.com under About Us/Shareholder Relations/News & Market Information/Presentations.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED BALANCE SHEETS (unaudited)

(in thousands, except share data)	June 30, 2022	December 31, 2021
ASSETS
Cash and due from banks	$8,611	$6,404
Interest bearing demand deposits with other banks	62,856	168,931
Total cash and cash equivalents	71,467	175,335
Interest bearing Time Deposits with Financial Institutions	750	750
Securities
Available-for-sale at fair value	203,110	202,396
Mutual funds at fair value	1,672	901
Federal Home Loan Bank of Boston stock at cost	945	1,397
Loans held-for-sale	—	2,684
Loans receivable, net (allowance for loan losses: $13,703 and $12,962)	1,135,758	1,066,750
Bank premises and equipment, net	22,710	22,625
Goodwill	13,815	13,815
Intangible assets (net of accumulated amortization: $5,567 and $5,463)	314	418
Accrued interest receivable	6,123	6,260
Cash surrender value of life insurance policies	28,063	27,738
Deferred taxes	6,460	2,588
Other assets	5,334	5,527
Total Assets	$1,496,521	$1,529,184
LIABILITIES and SHAREHOLDERS' EQUITY
Deposits
Demand (non-interest bearing)	$383,674	$416,073
Demand (interest bearing)	233,947	233,600
Money market	314,244	330,436
Savings and other	231,322	237,075
Certificates of deposit	153,352	119,009
Total deposits	1,316,539	1,336,193
Repurchase agreements	16,574	11,430
Federal Home Loan Bank of Boston advances	—	7,656
Subordinated debt	24,502	24,474
Note payable	149	170
Finance lease obligations	4,329	4,107
Accrued interest and other liabilities	7,125	8,554
Total Liabilities	1,369,218	1,392,584
Shareholders' Equity [1]
Common stock - $0.10 per share par value
Authorized: 10,000,000;
Issued: 5,783,966 and 5,723,394
Outstanding: 5,783,966 and 5,723,394	289	286
Unearned compensation – restricted stock awards	(1,512)	(925)
Paid-in capital	47,494	46,374
Retained earnings	95,568	89,995
Accumulated other comprehensive (loss) income, net	(14,536)	870
Total Shareholders' Equity	127,303	136,600
Total Liabilities and Shareholders' Equity	$1,496,521	$1,529,184

1 The number of authorized, issued and outstanding shares has been adjusted to reflect the two-for-one forward stock split effective on June 30, 2022.

Salisbury Bancorp, Inc. and Subsidiary

CONSOLIDATED STATEMENTS OF INCOME (unaudited)

	Three months ended		Six months ended
Periods ended June 30, (in thousands, except per share amounts)	2022	2021	2022	2021
Interest and dividend income
Interest and fees on loans	$10,576	$9,901	$20,740	$20,377
Interest on debt securities
Taxable	859	488	1,583	912
Tax exempt	187	172	362	334
Other interest and dividends	107	61	164	95
Total interest and dividend income	11,729	10,622	22,849	21,718
Interest expense
Deposits	577	567	1,055	1,121
Repurchase agreements	4	4	6	8
Finance lease	41	36	82	69
Note payable	2	3	5	6
Subordinated debt	233	415	466	534
Federal Home Loan Bank of Boston advances	—	32	55	65
Total interest expense	857	1,057	1,669	1,803
Net interest and dividend income	10,872	9,565	21,180	19,915
Provision (release) for loan losses	1,100	(1,075)	1,463	(917)
Net interest and dividend income after provision (release) for loan losses	9,772	10,640	19,717	20,832
Non-interest income
Trust and wealth advisory	1,293	1,254	2,533	2,399
Service charges and fees	1,723	1,374	2,861	2,325
Mortgage banking activities, net	77	196	432	804
(Losses) gains on mutual fund	(30)	3	(72)	(14)
(Losses) gains on securities, net	(45)	(9)	165	(9)
Bank-owned life insurance (“BOLI”) income	252	125	414	251
Other	27	28	57	57
Total non-interest income	3,297	2,971	6,390	5,813
Non-interest expense
Salaries	3,657	3,403	7,135	6,304
Employee benefits	1,288	1,356	2,565	2,668
Premises and equipment	973	1,019	2,086	1,973
Information processing and services	702	628	1,387	1,193
Professional fees	821	644	1,609	1,355
Collections, OREO, and loan related	116	113	232	197
FDIC insurance	122	80	293	225
Marketing and community support	262	214	447	296
Amortization of intangibles	50	65	104	136
Other	541	564	1,328	1,000
Total non-interest expense	8,532	8,086	17,186	15,347
Income before income taxes	4,537	5,525	8,921	11,298
Income tax provision	692	1,172	1,507	2,419
Net income	$3,845	$4,353	$7,414	$8,879
Net income available to common shareholders	$3,772	$4,287	$7,280	$8,749

Basic earnings per common share [1]	$0.67	$0.76	$1.29	$1.56
Diluted earnings per common share [1]	$0.66	$0.76	$1.28	$1.55
Common dividends per share [1]	$0.16	$0.15	$0.32	$0.30

1 Per share amounts for all periods have been adjusted to reflect the two-for-one forward stock split effective on June 30, 2022.

Salisbury Bancorp, Inc. and Subsidiary

SELECTED CONSOLIDATED FINANCIAL DATA (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Total assets	$1,496,521	$1,465,082	$1,529,184	$1,476,849	$1,436,666
Loans receivable, net	1,135,758	1,066,216	1,066,750	1,057,451	1,032,345
Total securities	205,727	217,591	204,694	177,979	152,943
Deposits	1,316,539	1,290,474	1,336,193	1,289,628	1,243,369
FHLBB advances	—	419	7,656	8,905	10,152
Shareholders’ equity	127,303	130,066	136,600	133,533	131,709
Wealth assets under administration	1,261,244	1,049,240	1,083,152	973,198	970,306
Discretionary wealth assets under administration	546,506	625,346	657,789	608,228	614,312
Non-discretionary wealth assets under administration	714,738	423,894	425,363	364,970	355,994
Non-performing loans	4,229	2,765	4,199	5,001	5,539
Non-performing assets	4,229	2,765	4,199	5,001	5,539
Accruing loans past due 30-89 days	1,001	2,349	1,342	909	1,400
Net interest and dividend income	10,872	10,306	10,543	10,165	9,565
Net interest and dividend income, tax equivalent(1)	11,061	10,484	10,735	10,345	9,739
Provision (release) expense for loan losses	1,100	363	(202)	400	(1,075)
Non-interest income	3,297	3,094	2,847	2,840	2,971
Non-interest expense	8,532	8,653	8,471	8,284	8,086
Income before income taxes	4,537	4,384	5,121	4,321	5,525
Income tax provision	692	816	980	868	1,172
Net income	3,845	3,568	4,141	3,453	4,353
Net income allocated to common shareholders	3,772	3,508	4,076	3,400	4,287

Per share data (Data for all periods have been adjusted to reflect the two-for-one forward stock split effective on June 30, 2022.)
Basic earnings per common share	$0.67	$0.62	$0.72	$0.60	$0.76
Diluted earnings per common share	0.66	0.62	0.72	0.60	0.76
Dividends per common share	0.16	0.16	0.16	0.16	0.15
Book value per common share	22.01	22.56	23.87	23.33	23.01
Tangible book value per common share - Non-GAAP ⁽[2]⁾	19.57	20.10	21.38	20.83	20.50
Common shares outstanding at end of period (in thousands)	5,784	5,765	5,723	5.723	5,723
Weighted average common shares outstanding, to calculate basic earnings per share (in thousands)	5,666	5,636	5,635	5,635	5,620
Weighted average common shares outstanding, to calculate diluted earnings per share (in thousands)	5,699	5,694	5,670	5,686	5,657

Profitability ratios
Net interest margin (tax equivalent) (1)	3.15%	2.95%	2.99%	2.92%	2.82%
Efficiency ratio (2)	59.49	63.38	61.91	61.63	63.07
Effective income tax rate	15.25	18.60	19.13	20.09	21.21
Return on average assets	1.06	0.97	1.10	0.93	1.21
Return on average common shareholders’ equity	11.98	10.65	12.14	10.27	13.51

Credit quality ratios
Non-performing loans to loans receivable, gross	0.37%	0.26%	0.39%	0.47%	0.53%
Accruing loans past due 30-89 days to loans receivable, gross	0.09	0.22	0.12	0.08	0.13
Allowance for loan losses to loans receivable, gross	1.19	1.20	1.20	1.23	1.22
Allowance for loan losses to non-performing loans	324.0	467.3	308.7	263.3	229.4
Non-performing assets to total assets	0.28	0.19	0.27	0.34	0.39

Capital ratios
Common shareholders' equity to assets	8.51%	8.88%	8.93%	9.04%	9.17%
Tangible common shareholders' equity to tangible assets - Non-GAAP (2)	7.63	7.99	8.08	8.15	8.25
Tier 1 leverage capital (3)	10.04	9.66	9.42	9.31	9.33
Total risk-based capital (3)	13.28	13.98	14.08	14.20	14.67
Common equity tier 1 capital (3)	12.13	12.80	12.87	12.95	13.42

(1) Adjusted to reflect the U.S. federal statutory benefit on income derived from tax-exempt securities and loans.

(2) Refer to schedule labeled “Supplemental Information – Non-GAAP Financial Measures”.
(3) Represents the capital ratios of the Bank.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Non-GAAP Financial Measures (unaudited)

At or for the quarters ended
(in thousands, except per share amounts and ratios)	Q2 2022	Q1 2022	Q4 2021	Q3 2021	Q2 2021
Common Shareholders' Equity	$127,303	$130,066	$136,600	$133,533	$131,709
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(314)	(364)	(418)	(476)	(538)
Tangible Common Shareholders' Equity	$113,174	$115,887	$122,367	$119,242	$117,356
Total Assets	$1,496,521	$1,465,082	$1,529,184	$1,476,849	$1,436,666
Less: Goodwill	(13,815)	(13,815)	(13,815)	(13,815)	(13,815)
Less: Intangible assets	(314)	(364)	(418)	(476)	(538)
Tangible Total Assets	$1,482,392	$1,450,903	$1,514,951	$1,462,558	1,422,313
Common Shares outstanding (in thousands) [1]	5,784	5,765	5,723	5,723	5,723

Book value per Common Share – GAAP [1]	$22.01	$22.56	$23.87	$23.33	$23.01
Tangible book value per Common Share - Non-GAAP [1]	19.57	20.10	21.38	20.83	20.50
Tangible common shareholders’ equity to tangible total assets - Non-GAAP	7.63%	7.99%	8.08%	8.15%	8.25%
Consolidated:
Non-interest expense	$8,532	$8,653	$8,471	$8,284	$8,086
Less: Amortization of core deposit intangibles	(50)	(54)	(57)	(61)	(65)
Less: Write-down of fixed assets	—	—	—	(144)	—
Less: Fraud-related recovery (losses)	50	(251)	—	—	—
Adjusted non-interest expense	$8,532	$8,348	$8,414	$8,079	$8,021
Net interest and dividend income, tax equivalent	$11,061	$10,484	$10,735	$10,345	$9,739
Non-interest income	3,297	3,094	2,847	2,840	2,971
Losses (gains) on securities	75	(168)	9	(3)	6
Gains on sale of fixed assets	—	—	—	(73)	—
BOLI proceeds receivable	(89)	—	—	—	—
Gains on sale of loans	—	(239)	—	—	—
Adjusted revenue	$14,344	$13,171	$13,591	$13,109	$12,716
Efficiency Ratio – Non-GAAP [2]	59.49%	63.38%	61.91%	61.63%	63.07%

1 Data for all periods have been adjusted to reflect the two-for-one forward stock split effective on June 30, 2022.

2 Excluding revenue and expenses associated with trust & wealth advisory, the efficiency ratios would be: Q2 2022: 57.21%; Q1 2022: 61.83%; Q4 2021: 60.62%; Q3 2021: 60.70%; Q2 2021: 61.59%.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

At or for the quarters ended	Average Balance			Income / Expense			Average Yield / Rate
(dollars in thousands)	Q2 2022	Q1 2022	Q2 2021	Q2 2022	Q1 2022	Q2 2021	Q2 2022	Q1 2022	Q2 2021
Loans (a)(d)	$1,112,120	$1,079,610	$1,052,381	$10,693	$10,277	$10,015	3.81%	3.79%	3.78%
Securities (c)(d)	225,458	208,140	138,164	1,117	962	720	1.98	1.85	2.08
FHLBB stock	1,221	1,434	1,830	10	7	11	3.20	2.05	2.41
Short term funds (b)	54,553	123,454	180,716	98	50	50	0.73	0.16	0.11
Total interest-earning assets	1,393,352	1,412,638	1,373,091	11,918	11,296	10,796	3.40	3.19	3.13
Other assets	61,790	74,795	70,447
Total assets	$1,455,142	$1,487,433	$1,443,538
Interest-bearing demand deposits	$229,625	$232,464	$227,623	108	99	117	0.19	0.17	0.21
Money market accounts	299,870	321,198	315,665	156	126	138	0.21	0.16	0.18
Savings and other	236,728	233,092	212,253	97	64	59	0.16	0.11	0.11
Certificates of deposit	137,034	131,059	147,103	216	189	252	0.63	0.59	0.69
Total interest-bearing deposits	903,257	917,813	902,644	577	478	566	0.26	0.21	0.25
Repurchase agreements	10,216	7,146	12,010	4	3	4	0.15	0.14	0.15
Finance lease	5,283	5,097	2,751	41	41	36	3.09	3.23	5.26
Note payable	153	163	192	2	2	3	6.13	6.12	6.09
Subordinated debt (f)	24,494	24,480	30,789	233	233	415	3.80	3.81	5.39
FHLBB advances	—	2,974	10,576	—	55	33	—	7.46	1.21
Total interest-bearing liabilities	943,403	957,673	958,962	857	812	1,057	0.36	0.34	0.44
Demand deposits	376,694	386,884	348,561
Other liabilities	6,258	7,036	6,786
Shareholders’ equity	128,787	135,840	129,229
Total liabilities & shareholders’ equity	$1,455,142	$1,487,433	$1,443,538
Net interest income				$11,061	$10,484	$9,739
Spread on interest-bearing funds							3.03	2.84	2.69
Net interest margin (e)							3.15	2.95	2.82
(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on amortized cost.
(d)	Includes tax exempt income benefit of $0.2 million, $0.2 million and $0.2 million, respectively, for Q2 2022, Q1 2022 and Q1 2021 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2022 and 2021.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.

Salisbury Bancorp, Inc. and Subsidiary

SUPPLEMENTAL INFORMATION – Net Interest and Dividend Income (unaudited)

Six months ended June 30,	Average Balance		Income / Expense		Average Yield / Rate
(dollars in thousands)	2022	2021	2022	2021	2022	2021
Loans (a)(d)	$1,095,955	$1,052,020	$20,971	$20,605	3.80%	3.90%
Securities (c)(d)	216,847	120,710	2,079	1,360	1.92	2.25
FHLBB stock	1,327	1,889	17	20	2.58	2.13
Short term funds (b)	88,813	141,278	146	76	0.33	0.11
Total earning assets	1,402,942	1,315,897	23,213	22,061	3.29	3.34
Other assets	68,256	70,848
Total assets	$1,471,198	$1,386,745
Interest-bearing demand deposits	$231,037	$223,049	207	223	0.18	0.20
Money market accounts	310,475	302,290	283	267	0.18	0.18
Savings and other	234,920	204,930	160	115	0.14	0.11
Certificates of deposit	134,063	138,402	405	516	0.61	0.75
Total interest-bearing deposits	910,495	868,671	1,055	1,121	0.23	0.26
Repurchase agreements	8,689	10,241	6	8	0.15	0.15
Finance lease	5,190	2,787	82	69	3.16	4.93
Note payable	158	196	5	6	6.13	6.14
Subordinated Debt (f)	24,488	20,529	466	534	3.81	5.20
FHLBB advances	1,479	11,197	55	65	7.46	1.17
Total interest-bearing liabilities	950,499	913,621	1,669	1,803	0.35	0.40
Demand deposits	381,731	338,486
Other liabilities	6,675	6,851
Shareholders’ equity	132,293	127,787
Total liabilities & shareholders’ equity	$1,471,198	$1,386,745
Net interest income			$21,544	$20,258
Spread on interest-bearing funds					2.94	2.95
Net interest margin (e)					3.05	3.06

(a)	Includes non-accrual loans.
(b)	Includes interest-bearing deposits in other banks and federal funds sold.
(c)	Average balances of securities are based on historical cost.
(d)	Includes tax exempt income benefit of $0.4 million and $0.2 million, respectively for 2022 and 2021 on tax-exempt securities and loans whose income and yields are calculated on a tax-equivalent basis. The income benefit reflected the U.S. federal statutory tax rate of 21.0% for 2022 and 2021.
(e)	Net interest income divided by average interest-earning assets.
(f)	Net of issuance costs.